Exhibit 99.1

Media contact:	Sara Mee 630-753-4101
Investor contact:	Heather Kos 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR FINANCIAL CLOSES

$224 MILLION WHOLESALE FUNDING DEAL

WARRENVILLE, Ill. (Nov. 7, 2011) – Navistar Financial Corporation (NFC), an affiliate of Navistar International Corporation (NYSE: NAV), has sold $224 million of wholesale floor plan notes in a two-year 144-A transaction to support its dealer inventory funding.

This transaction will replace a $250M deal that matures in January of 2012, after which NFC will have $1.1 billion in total wholesale funding capacity.

“This deal provides competitively priced funding to support Navistar’s dealers, and it further diversifies our funding sources by broadening our investor base and maturity structure,” said David Johanneson, president and chief executive officer of NFC. “As the economic recovery continues, we continue to seek the most cost-effective financing solutions for our dealers and customers to support the profitable growth of Navistar.”

Navistar International Corporation is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses, Monaco® RV brands of recreational vehicles, and Workhorse® brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine service parts. Navistar Financial Corporation provides financial programs and services tailored to satisfy all Navistar’s customer and dealer equipment financing needs. Additional information is available at www.Navistar.com/newsroom.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see Item 1A, Risk Factors of our Form 10-K for the fiscal year ended October 31, 2010, which was filed on December 21, 2010 , and Part II, Item 1A, Risk Factors, included within our Form 10-Q for the period ended July 31, 2011, which was filed on September 7, 2011. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.